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                                                          Exhibit 23.01



INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Avis Rent A Car, Inc. on Form S-4 of our report dated January 25, 1999 (March 19, 1999 as to Note 21 and August 23, 1999 as to Note 22), appearing in the Prospectus, which is part of this Registration Statement, and of our report dated January 25, 1999 (March 19, 1999 as to Note 21 and August 23, 1999 as to Note 22) relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP
New York, New York
August 27, 1999